Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as “Employment Agreement” or “Agreement”) is entered into by and between CLS Holdings USA, Inc., a Nevada corporation (hereinafter referred to as the “Company”), and Andrew Glashow (hereinafter referred to as “Executive”) effective June 12, 2024.

Recitals

WHEREAS, the Company and the Executive entered into the original Employment Agreement (“Original Employment Agreement”) effective March 1, 2019 with Executive serving in the roles of President and Chief Operating Officer. The Original Employment Agreement was set to expire on February 28, 2021.

WHEREAS, effective October 1, 2019, the Company and the Executive entered into an Amendment to the Original Employment Agreement (the “First Amendment”). Pursuant to the terms of the First Amendment, the amended employment agreement was set to expire on February 28, 2022.

WHEREAS, effective May 1, 2022, the Company and the Executive entered into a second amendment to the Employment Agreement (the “Second Amendment). Pursuant to the terms of the Second Amendment, the amended employment agreement was set to expire on April 30, 2024.

WHEREAS, effective August 16, 2022, the Company and the Executive entered into a third amendment to the Employment Agreement (the “Third Amendment”). Pursuant to the terms of the Third Amendment, the amended employment agreement was set to expire on April 30, 2025. Additionally, pursuant to the terms of the Third Amendment, Executive was hired for the positions of President and CEO, following the resignation of Jeffrey Binder as the CEO.

WHEREAS, the Company and the Executive entered into a fourth amendment to the Employment Agreement (the “Fourth Amendment”) pursuant to which: (1) Executive was hired to serve as the CEO and Chairman of the Board of the Company and would no longer serve as President; (2) the term of the Employment Agreement was extended to March 1, 2023 to February 28, 2026; (3) Executive’s Base Salary was increased to $325,000 annually; (4) Executive will to be paid a monthly amount of $1,500 for health insurance and health related expenses; (5) Executive was to be paid monthly for all home office expenses; and (6) Executive was to receive an automobile allowance of $1,200 monthly.

WHEREAS, the Company and the Executive entered into a fifth amendment to the Employment Agreement (the “Fifth Amendment”) pursuant to which: (1) the term of the Employment Agreement was extended from March 1, 2023 to February 28, 2027; (2) Executive was awarded 1 million shares of the Company’s Common restricted stock; and (3) the Executive was given the option to purchase 6 million shares of the Company’s Common Stock vesting 1/36th each month over a period of three years.

WHEREAS, it is the intention of the Company and the Executive that, effective June 12, 2024, this Employment Agreement shall supersede and negate any previous employment agreements or amendments thereto, and that this Employment Agreement shall contain the full terms of the employment relationship between the Executive and the Company.

NOW THEREFORE, in consideration of the forgoing, the mutual promises contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:

Employment Agreement

1. Term of Employment. The term of this Agreement shall be for four (4) years, beginning on June 12, 2024 (the “Effective Date”) and ending on May 30, 2028. Upon expiration of the term, this Agreement shall automatically renew for successive terms of one (1) year, unless, without limiting the application of Sections 5, 6 and 7 of this Agreement, either party, at least sixty (60) days prior to such renewal, gives the other party written notice of intent not to renew.

2. Duties and Responsibilities. The Company hereby employs Executive as Chief Executive Officer (“CEO”) and Chairman of the Board with such powers and duties in that capacity as may be established from time to time by the Board of Directors of the Company in its discretion. In addition, Executive will devote his entire time, attention and energies to the business of the Company, its parent and their affiliates in such capacity as may be requested by the Board of Directors of the Company from time to time in its discretion during the term of this Agreement. During his employment, Executive will not engage in any other business activities, regardless of whether such activity is pursued for profits, gains, or other pecuniary advantage. Executive shall use his best efforts and skill to best promote the business and the interests of the Company. Executive shall at all times use his best efforts to preserve and maintain the business relationships between the Company and its executives, employees, clients, suppliers and vendors.

3. Compensation.

(a) Base Salary. During the term of this Agreement, the Company will pay a base salary of: (1) Three-Hundred fifty-seven thousand five-hundred dollars ($357,500) per annum for the period of June 12, 2024 to February 28, 2025; (2) Three-Hundred ninety-three thousand two-hundred and fifty dollars ($393,250) per annum for the period of March 1, 2025 to February 28, 2026; and (3) Four-Hundred thirty-two thousand four-hundred seventy five dollars ($432,475) per annum for the period of March 1, 2026 to May 31, 2028, to Executive, payable in installments according to the Company’s normal payroll practices and minus any legal and applicable withholdings.

(b) Salary Increases. The Company may, in its sole discretion, increase Executive’s salary from time to time, depending on criteria such as Executive’s performance and the financial performance of the Company.

(c) Stock and Stock Option Awards.

(i) As of the February 1, 2024, the Company awarded Employee One Million shares of the Company’s Common Stock. These shares were fully vested upon grant and were issued as “Restricted Shares.”

(ii) The Company granted Employee an option to purchase Six Million (6,000,000) shares of the Company’s Common Stock, par value $0.001 (the “Option”) on February 1, 2024. The Option shall vest 1/36 (166,667 shares) each month over a three (3)-year period (commencing

February 1, 2024) and have an exercise price equal to the closing price of the Company’s Common Stock on the date of the Option grant. The Option will be documented in an Award Agreement (as defined in the Plan) pursuant to the Company’s 2024 Equity Incentive Plan (the “Plan”). The vesting of the Option shall accelerate and the Option shall be fully vested immediately prior to a Change in Control (as defined in the Plan) provided Employee is then-employed by the Company.

(d) Vacation. Executive shall be entitled to four-weeks’ vacation per year during the first year of this Agreement. Executive shall be entitled to five-weeks’ vacation during the second year of this Agreement. Executive shall be entitled to six-weeks’ vacation during the third and fourth years of this Agreement.

(e) Holidays, Sick Days and Personal Days. Executive shall be entitled to paid holidays and sick days in accordance with the Company’s policies applicable to all employees.

(f) Salary Continuation. If Executive is unable to work due to a physical or mental illness (of a nature that meets the definition of “total disability” for purposes of any Company disability insurance), the Company shall continue Executive’s base salary for up to 90 days after Executive first becomes disabled. This provision shall only apply once during the term of this Agreement.

(g) Health, Life and Disability Insurance and Profit-Sharing Plans. Executive shall be entitled to participate in Company’s group health, life, disability, stock option, retirement, or 401(k) plans or programs, if and when such plans or programs are offered by the Company, subject to the Executive having met any eligibility requirements for participation therein. Related to health insurance and health care, Executive shall receive a payment of $1,500 monthly for health care related expenses in the event that there is no Company group health insurance, or he elects not to participate in the Company group health insurance

(h) Expense Reimbursement. The Company shall reimburse Executive for his expenses incurred in providing services to the Company, including expenses for travel, entertainment and similar items, in accordance with the Company’s reimbursement policies as determined from time to time by the Board of the Company. In addition to the above, the Company shall: (1) pay Executive monthly for home or personal office expenses; and (2) pay to Executive an automobile allowance of $1,200 monthly.

4. Performance Review. The Company, through its Board of Directors, shall provide Executive with an interim review and evaluation of his performance on each anniversary of this Agreement. It is contemplated that this review will normally occur in August of each year but said review may be postponed or delayed in appropriate circumstances. Executive shall be responsible for taking action to initiate the performance review.

5. Death or Disability.

(a) In the event of Executive’s death, this Agreement and the Executive’s salary and compensation shall automatically end.

(b) Subject to Section 3(f), if Executive becomes unable to perform his employment duties on a full-time basis during the term of this Agreement, his compensation under this Agreement shall automatically be suspended after any accrued paid-time-off has been exhausted and shall continue to be suspended until such time as Executive becomes able to resume his duties for the Company. In the event that Executive becomes unable to perform his employment duties for a cumulative period of six months within any span of twelve months during the term of this Agreement, this Agreement and Executive’s employment will be automatically terminated.

6. Termination by Company for Cause or Termination due to Change in Control.

(a) The Company may terminate this Agreement, and Executive’s employment, “for cause” at any time. As used herein, “for cause” shall mean any one of the following:

A. The willful breach or habitual neglect by Executive of his job duties and responsibilities after notice by the Company; or

B. Conviction of any felony that should cause Executive to be unfit for continued employment by the Company or prevent Executive from performing his duties hereunder; or

C. Commission of an act of “dishonesty,” which act directly or indirectly involves the Company (an act of Executive shall not be deemed to be “dishonest” if Executive took such action in Executive’s good faith belief that it was honest and in the best interest of the Company); or

D. Any act or omission deemed as grounds for termination of employees as set forth in the Company’s personnel policies in existence at the time; or

E. A material breach of this Agreement, after notice and reasonable opportunity to cure.

In the event the Company terminates Executive’s employment for cause, the Company shall pay Executive’s salary through the date of termination, and any additional cash or equity compensation that would otherwise be payable for that calendar year and prior years and subsequent years, shall automatically terminate and be forfeited.

(b) Termination due to Change in Control. The Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Exhibit B attached hereto and incorporated by reference herein) may exist and that such possibility, and the uncertainty and questions which it may raise among management, could result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders. The Company has determined that appropriate steps should be taken to reinforce and encourage the continued efforts and dedication of Employee as a key member of the Company’s management, without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. Therefore, in order to induce Employee to remain in the employ of the Company and in consideration of Employee’s agreement set forth in Exhibit B hereto, the Company agrees that Employee shall receive the severance benefits set forth in the attached Golden Parachute Agreement in the event employment with the Company is terminated subsequent to a Change in Control.

If a Change in Control should occur and the Executive either resigns for Good Reason (as defined in Exhibit B) or is terminated pursuant to the provisions of Exhibit B, the Company shall pay Executive all base salary, bonuses and other benefits that accrued prior to the effective date of the Change in Control, and the following shall occur:

A.           Base Salary. The Company shall pay to Executive a lump sum equal to four times the Executive’s annual base salary in effect at the time of the termination or Good Reason resignation.

B.           Effect on Stock Options. Any options granted under Section 3(h) that are unvested at the time of a Change in Control shall vest immediately and shall remain exercisable for one year following Executive’s separation from the Company on the terms set forth in the applicable option agreement (including the cashless exercise feature).

D.           Gross-Up Payment. If it is determined that any payment, benefit or distribution of any type that is made by the Company, any of its affiliates, or any person, in connection with a Change in Control or a termination of the Executive’s employment thereafter, to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to excise taxes imposed by the Internal Revenue Code, including but not limited to Sections 409A and 4999 thereof, or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive one or more additional payments (a “Gross-Up Payment”) in an amount reasonably determined to be equal to such Excise Tax. Payments under this Section are payable to the Executive even if the Executive is not eligible for severance benefits under this Agreement.

For purposes of this Section 6(b), “Change in Control” shall mean the occurrence of any of the following events: (i) a merger, consolidation, reorganization, or similar transaction with or into CLS Holdings USA, Inc. or in which securities of CLS Holdings USA, Inc. are issued, as a result of which the holders of Voting Securities immediately before such event own, directly or indirectly, immediately after such event less than fifty percent (50%) of the combined voting power of the outstanding voting securities of the parent corporation resulting from, or issuing its voting securities as part of, such event; (ii) a complete liquidation or dissolution of CLS Holdings USA, Inc.; or (iii) the sale or other disposition of more than fifty percent (50%) of the assets of CLS Holdings USA, Inc. (on a consolidated basis) to any Person.

6.          Ratification. Except as specifically amended hereby, all terms of the Agreement, including Exhibit A thereto, shall remain in full force and effect.

7.         Effect on Restricted Stock in Event of Termination. Upon termination of this Agreement by the Company for cause, any restricted stock granted, or to be granted, pursuant to Section 3(c) hereof that has not been earned or vested as of the date of termination shall be cancelled. Upon termination of this Agreement by the Company without cause, any restricted stock granted pursuant to Section 3(c) hereof that is not vested shall vest immediately upon the date of termination.

8.         Cooperation. Upon the termination of this Agreement for any reason, Executive agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities, which Executive performed for the Company. Further, after termination of this Agreement, Executive will upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation to which the Company is or may become party.

9.         Confidentiality, Non-Compete and Property Rights. As a material inducement to the Company to enter into this Agreement, Executive has executed and delivered, or will execute and deliver, effective as of the Effective Date, a Confidentiality, Invention and Non-Competition Agreement (“Non-Compete Agreement”) in substantially the form attached hereto as Exhibit A. Upon the Effective Date, Executive shall have resigned as an officer, director, and/or employee from any and all businesses with which he is or has been affiliated other than the Permitted Entities, if any, identified in the Non-Compete Agreement.

10.        Resolution of Disputes by Arbitration. Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, will be resolved by arbitration in Las Vegas, Nevada in accordance with the rules then existing of the American Arbitration Association. Judgment upon the award rendered may be entered in any court possessing jurisdiction over arbitration awards. This Section shall not limit or restrict the Company’s right to obtain injunctive relief for violations of the Non-Compete Agreement. The prevailing party shall be entitled to payment for all costs and reasonable attorneys’ fees (both trial and appellate) incurred by the prevailing party in regard to the proceedings.

11.        Adequate Consideration. Executive expressly agrees that the Company has provided adequate, reasonable consideration for the obligations imposed upon him in this Agreement.

12.        Effect of Prior Agreements. This Agreement supersedes any prior agreement or understanding between the Company and Executive.

13.        Limited Effect of Waiver by Company. If the Company waives a breach of any provision of this Agreement by Executive, that waiver will not operate or be construed as a waiver of later breaches by Executive.

14.        Notices. All notices and other communications that are required or may be given under this Agreement shall be in writing and shall be delivered personally, by overnight courier or by certified mail, with postage prepaid and with a return receipt requested, addressed to the party concerned at the following addresses:

If to the Company:             CLS Holdings USA, Inc.

516 S. 4th Street

Las Vegas, Nevada, 33156

Attn: Ross Silver

With a copy to:                   Glover & Associates

1750 E. Ocotillo Road unit 21,

Phoenix, Arizona 85016

Attn: Michael Glover

If to Executive:                    Andrew Glashow

115 Kane Avenue

Middletown, RI 02842

15.        Severability. If any provision of this Agreement is held invalid for any reason, such invalid provision shall be reformed, to the extent possible, to best reflect the intention of the parties, and the other provisions of this Agreement will remain in effect, insofar as they are consistent with law.

16.        Assumption of Agreement by Company’s Successors and Assigns. At the Company’s sole option, the Company’s rights and obligations under this Agreement will inure to the benefit and be binding upon the Company’s successors and assigns. Executive may not assign his rights and obligations under this Agreement.

17.        Applicable Law. Executive and the Company agree that this Agreement shall be subject to, and enforceable under, the laws of the State of Nevada, without giving effect to Nevada’s choice of law provisions.

18.        Entire Agreement; Oral Modifications Not Binding. This instrument is the entire Agreement between the Company and Executive with respect to the subject matter hereof. Executive agrees that no other promises or commitments have been made to Executive. This Agreement may be altered by the parties only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on June 12, 2024.

CLS HOLDINGS USA, INC. By: Ross Silver, Board Member	CLS HOLDINGS USA INC. By: David Zelinger, Board Member

EXECUTIVE By: Andrew Glashow

EXHIBIT A

CONFIDENTIALITY, INVENTION AND NON-COMPETITION AGREEMENT